Exhibit 99.0

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	FIRST QUARTER 2008

FIRST QUARTER OF 2008 DISTRIBUTION HIGHER THAN PROJECTED…

The First Quarter of 2008 distribution of $315,000 (approximately $6.81 per unit) is higher than the planned distribution of $270,000 ($5.83 per unit). The increase is primarily due to unplanned First Quarter collections from Popeye’s, Blockbuster and Daytona’s, and the collection of earnest monies upon the termination of a property sales contract (see Property Highlights on page 2).

FOUR PROPERTIES CURRENTLY HELD FOR SALE…

The Partnership currently has executed sales contracts for three of its properties and has one additional property listed with an unaffiliated broker (see Property Highlights on page 2).

PROJECTIONS FOR REMAINING 2008 QUARTERLY DISTRIBUTIONS…

The remaining quarterly distributions from 2008 cash flows are projected to be approximately $30,000 ($.58 per unit) higher than the originally planned amount of $270,000, due to the extension of the Blockbuster, Ogden, UT lease (see Property Highlights on page 2).

DISTRIBUTION HIGHLIGHTS

•	$315,000 distributed for the First Quarter of 2008, which is $45,000 higher than originally projected.

•

The First Quarter distribution represents $6.81 per unit. The approximate annualized “operating return” for the First Quarter of 2008 was approximately 7.2%, based on the Net Asset Value of $385 per unit as of December 31, 2007.

•

$1,459 to $1,309 range of cumulative distributions per unit from the first unit sold to the last unit sold before the offering closed (3/90), respectively. (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

SEE INSIDE

Property Highlights	2
Questions & Answers	2
Contact Information	2

DIVALL 2 QUARTERLY NEWS	1 Q 08

PROPERTY HIGHLIGHTS

PROPERTIES HELD FOR SALE

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Ogden, UT (operates as Blockbuster Video): The lease on the property was extended for one year and expires as of January 31, 2009. As stated in the previous newsletter, Management did not include a renewal or a new tenant in the 2008 budget. Management will continue to work with the listing broker to identify a potential buyer for this property.

•

1515 Savannah Hwy., Charleston, SC (operated as a Wendy’s restaurant): The August 2007 sales contract for the property was terminated by the buyer in March of 2008, as the buyer was unable to obtain the necessary permits from the City of Charleston. The Partnership collected the $25,000 in earnest monies held with the title company upon the termination of the sales contract. A new sales contract was executed in April of 2008 for the sale of the property at a gross sales price of $1.17 million. Closing is anticipated to be during the Third Quarter of 2008 and sales commissions of 6% are anticipated to be paid.

•

Phoenix, AZ (operates as a Denny’s restaurant): A sales contract was executed in March of 2008 for the sale of the property at a gross sales price of $935,000. Closing is anticipated to be during the Second Quarter of 2008 and sales commissions of 6% are anticipated to be paid.

•

Phoenix, AZ (operates as a Chinese Super Buffet restaurant): A sales contract was executed in March of 2008 for the sale of the property at a gross sales price of $795,000. Closing is anticipated to be during the Third Quarter of 2008 and sales commissions of 6% are anticipated to be paid.

OTHER

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Des Moines, A (operates as Daytona’s All Sports Café): The lease on the property expired as of February 29, 2008 and Management did not include a lease renewal or a new tenant in the 2008 budget. Management is currently negotiating a lease renewal with Daytona’s. The tenant is responsible for holdover monthly rent until a lease extension is executed or it vacates the property.

•

Park Forest, IL (operates as a Popeye’s restaurant): Due to past defaults, Management did not include monthly rent and tax escrow collections from Popeye’s in the 2008 budget. However, the Partnership did receive both January and February payments of 2008 lease obligations during the First Quarter from the tenant (the March payment was received in April).

QUESTIONS & ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the Second Quarter of 2008 is scheduled to be mailed on August 15, 2008.

•	What was the December 31, 2007 Net Asset Value (“NAV”)?

The Net Asset Value was $385 per unit. The Net Asset Value letter from the General Partner was included with the February 15, 2008 distribution mailing. Please note that a year-end NAV should be adjusted (reduced) for any subsequent property sales during the following year.

•	When can I expect to receive my 2007 Annual Form 10-K Report?

Your Annual Report is included with this First Quarter of 2008 distribution mailing.

•	I’ve moved. How do I update my account registration?

Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

•	If I have questions or comments, how can I reach DiVall Investor Relations?

You can reach DiVall Investor Relations at the address and/or number(s) listed below:

•	How do I have a question answered in the next Newsletter?

Please e-mail your specific question to Diane Conley (DiVall Controller) at dconley@theprovogroup.com by Monday July 7th, 2008.

CONTACT INFORMATION

MAIL:	DiVall Investor Relations	PHONE:	1-800-547-7686
	c/o Phoenix American Financial Services, Inc.	FAX:	1-415-485-4553
2401 Kerner Blvd.
San Rafael, CA 94901

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2008

	PROJECTED 1ST QUARTER 03/31/2008	ACTUAL 1ST QUARTER 03/31/2008	VARIANCE BETTER (WORSE)

OPERATING REVENUES
Rental income	$352,928	$366,266	$13,338
Interest income	8,000	9,952	1,952
Cancellation of Sales Contract	0	25,000	25,000
Other income	0	4,360	4,360

TOTAL OPERATING REVENUES	$360,928	$405,578	$44,650

OPERATING EXPENSES
Insurance	$8,586	$(3,416)	$12,002
Management fees	57,403	57,213	190
Overhead allowance	4,630	4,629	1
Advisory Board	2,625	2,625	0
Administrative	25,474	52,807	(27,333)
Professional services	19,950	19,909	41
Auditing	20,250	20,250	0
Legal	9,000	7,268	1,732
Property Expenses	6,716	650	6,066

TOTAL OPERATING EXPENSES	$154,634	$161,934	$(7,300)

INVESTIGATION AND RESTORATION EXPENSES	$0	$162	$(162)

NON-OPERATING EXPENSES
Depreciation	$50,457	$47,570	$2,887
Amortization	3,168	4,017	(849)

TOTAL NON-OPERATING EXPENSES	$53,625	$51,586	$2,039

TOTAL EXPENSES	$208,259	$213,683	$(5,424)

NET INCOME	$152,669	$191,895	$39,226

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	53,625	51,586	(2,039)
Recovery of amounts previously written off	0	(4,060)	(4,060)
(Increase) Decrease in current assets	390,522	408,920	18,398
Increase (Decrease) in current liabilities	(9,092)	2,961	12,053
(Increase) Decrease in cash reserved for payables	8,481	(3,729)	(12,210)
Current cash flows advanced from (reserved for) future distributions	(329,909)	(329,909)	0

Net Cash Provided From Operating Activities	$266,296	$317,664	$51,368

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	$(3,500)	$(3,405)	$95
Recovery of amounts previously written off	0	4,060	4,060
Payment of Leasing Commissions	0	(5,100)	(5,100)

Net Cash (Used In) From Investing And Financing Activities	$(3,500)	$(4,445)	$(945)

Total Cash Flow For Quarter	$262,796	$313,219	$50,423

Cash Balance Beginning of Period	676,471	677,411	940
Less 4th quarter 2007 L.P. distributions paid 2/08	(375,000)	(375,000)	0
Change in cash reserved for payables or future distributions	321,428	333,638	12,210

Cash Balance End of Period	$885,695	$949,268	$63,573

Cash reserved for 1st quarter 2008 L.P. distributions	(270,000)	(315,000)	(45,000)
Cash reserved for payment of accrued expenses	(159,084)	(167,347)	(8,263)
Cash advanced from (reserved for) future distributions	(329,909)	(329,909)	0

Unrestricted Cash Balance End of Period	$126,702	$137,012	$10,310

	PROJECTED	ACTUAL		VARIANCE
* Quarterly Distribution	$270,000	$315,000		$45,000
Mailing Date	05/15/2008	(enclosed	)	—

*	Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES	DIVALL INSURED INCOME PROPERTIES 2 LP 2008 PROJECTED PROPERTY SUMMARY AND RELATED RECEIPTS FOR CURRENT INVESTMENT PROPERTIES AS OF MARCH 31, 2008

PORTFOLIO	(Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%
BLOCKBUSTER (2)	OGDEN, UT	646,425	102,000	15.78%						646,425	102,000	15.78%
DENNY’S (3)	PHOENIX, AZ	972,726	72,000	7.40%		183,239	0	0	0.00%	1,155,965	72,000	6.23%
CHINESE SUPER BUFFET (4)	PHOENIX, AZ	865,900	71,500	8.26%		221,237	0	0	0.00%	1,087,137	71,500	6.58%
DAYTONA’S All SPORTS CAFÉ (5)	DES MOINES, IA	845,000	12,000	1.42%		52,813	0	0	0.00%	897,813	12,000	1.34%
KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%

Note:

1:	This property summary includes only investment property held by the Partnership as of March 31,2008.
2:	The Blockbuster lease was extended one-year and expires on January 31, 2009. In December of 2007, Management executed a listing agreement with an unaffiliated broker for the sale of the property. The current asking price is $1.25 million.
3:	The Denny’s lease was renewed as of November 30, 2007 for a period of 18 months. In March of 2008, a sales contract was executed for the sale of the property to an unaffiliated party at sales price of $935,000. Closing is anticipated to be during the Second Quarter.
4:	A sales contract was executed on March 28, 2008 for the sale of the property to an unaffiliated party at a sales price of $795,000. Closing is anticipated to be during the Third Quarter.
5:	The Daytona’s lease expired on February 28, 2008. Management is currently negotiating with the tenant to extend the lease. Daytona’s is being charged monthly holdover rent of $9,000 until a new lease is executed or the tenant vacates the property.
6:	The sales contract that was executed in August of 2007 for the sale of the property at a sales price of $1.17 million was terminated by the potential buyer in March of 2008. The Partnership collected $25,000 in earnest monies upon the termination of the contract. A new sales contract was executed on April 10, 2008 for the sale of the property to an unaffiliated party for $1.17 million. Closing is anticipated to be during the Third Quarter of 2008. The property is vacant, but the former tenant is responsible for the monthly lease obligations until the lease expiration date or the sale of the property.

PROJECTIONS FOR

DISCUSSION PURPOSES	DIVALL INSURED INCOME PROPERTIES 2 LP 2008 PROJECTED PROPERTY SUMMARY AND RELATED RECEIPTS FOR CURRENT INVESTMENT PROPERTIES AS OF MARCH 31, 2008

PORTFOLIO	(Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
POPEYE’S	PARK FOREST, IL	580,938	77,280	13.30%						580,938	77,280	13.30%
PANDA BUFFET	GRAND FORKS, ND	739,375	37,000	5.00%						739,375	37,000	5.00%
WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
VACANT (6)	CHARLESTON, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%

PORTFOLIO TOTALS		12,530,248	1,411,340	11.26%		541,789	29,849	0	0.00%	13,072,037	1,411,340	10.80%

Note:

1:	This property summary includes only investment property held by the Partnership as of March 31,2008.
2:	The Blockbuster lease was extended one-year and expires on January 31, 2009. In December of 2007, Management executed a listing agreement with an unaffiliated broker for the sale of the property. The current asking price is $1.25 million.
3:	The Denny’s lease was renewed as of November 30, 2007 for a period of 18 months. In March of 2008, a sales contract was executed for the sale of the property to an unaffiliated party at sales price of $935,000. Closing is anticipated to be during the Second Quarter.
4:	A sales contract was executed on March 28, 2008 for the sale of the property to an unaffiliated party at a sales price of $795,000. Closing is anticipated to be during the Third Quarter.
5:	The Daytona’s lease expired on February 28, 2008. Management is currently negotiating with the tenant to extend the lease. Daytona’s is being charged monthly holdover rent of $9,000 until a new lease is executed or the tenant vacates the property.
6:	The sales contract that was executed in August of 2007 for the sale of the property at a sales price of $1.17 million was terminated by the potential buyer in March of 2008. The Partnership collected $25,000 in earnest monies upon the termination of the contract. A new sales contract was executed on April 10, 2008 for the sale of the property to an unaffiliated party for $1.17 million. Closing is anticipated to be during the Third Quarter of 2008. The property is vacant, but the former tenant is responsible for the monthly lease obligations until the lease expiration date or the sale of the property.